Exhibit 99.1

METHODE ELECTRONICS, INC. ADDS GENERAL COUNSEL EXECUTIVE BRIAN CADWALLADER TO ITS BOARD OF DIRECTORS

Chicago, IL –February 13, 2018 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced the election of Brian James Cadwallader as a director of the Company and as a member of the Compensation Committee and the Nominating and Governance Committee.

Chairman Walter J. Aspatore said, “We are pleased to welcome Brian to our board of directors and look forward to leveraging his extensive experience as a corporate general counsel and executive advisor to CEOs and boards of directors. Brian brings a wealth of legal and management experience in both the automotive and industrial markets and will be a tremendous asset with respect to mergers and acquisitions, compliance and corporate governance. His years of experience advising publicly held companies will make him a meaningful contributor in supporting Methode’s growth strategy and increasing shareholder value.”

Mr. Cadwallader most recently served as Vice President, Corporate Secretary and General Counsel at Johnson Controls, Inc., a global diversified technology company. He previously spent 20 years at International Paper Company, a global diversified forest products company, most recently as Associate General Counsel. Prior to International Paper Company, Mr. Cadwallader also worked as National Associate Counsel at Presto Industries and Division Counsel at Bussmann, a division of Cooper Industries.

Mr. Cadwallader commented, “I am excited to join Methode’s board, and I look forward to being part of such a talented team and supporting the company’s high-quality and value-driven culture. I am honored by the trust the board has placed in me.”

Mr. Cadwallader has received a number of awards and accolades throughout his professional career for his outstanding leadership skills and accomplishments, including being named recipient of the Best Corporate Counsel – Public Company award by the Milwaukee Business Journal in 2016. Mr. Cadwallader received his Juris Doctor from Saint Louis University and a Bachelor of Business Administration from Western Michigan University.

Exhibit 99.1

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

For Methode Electronics, Inc.:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com